                                                                   EXHIBIT 12.01

                                  INTUIT INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                         THREE
                                                               YEARS ENDED JULY 31,                      MONTHS
                                                              ---------------------                      ENDED
                                                                                                         OCT 31,
                                                 1998       1999        2000       2001        2002       2002
                                                 ----       ----        ----       ----        ----       ----
(In thousands, except ratios)

Earnings:................................
     Income (loss) from continuing
     operations before income taxes......       $(15,312)    $624,820    $538,728   $(130,552) $84,939   $(86,059)
     Fixed charges.......................          3,150        4,630      10,953      10,738    9,406      1,920
                                                  ------      -------     -------     -------   ------     ------
          Total .........................       $(12,162)    $629,450    $549,681   $(119,814) $94,345   $(84,139)
                                                  ======      =======     =======     =======   ======     ======

Fixed charges:...........................
     Interest expense....................       $    432     $  1,239    $  4,563   $   3,080  $ 1,542   $     29
     Portion of rent deemed to be interest         2,718        3,391       6,390       7,658    7,864      1,891
                                                  ------      -------     -------     -------   ------     ------
          Total .........................       $  3,150     $  4,630    $ 10,953   $  10,738  $ 9,406   $  1,920
                                                  ======      =======     =======     =======   ======     ======

Ratio of earnings to fixed charges........            (1)      135.95       50.19          (2)   10.03         (3)
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(1)      Earnings were inadequate to cover fixed charges by $15,312.

(2)      Earnings were inadequate to cover fixed charges by $130,552.

(3)      Earnings were inadequate to cover fixed charges by $86,059.